UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

NATIONAL SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-6453	95-2095071
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090 SANTA CLARA, CALIFORNIA		95052-8090
(Address of principal executive offices)		(Zip Code)

(408) 721-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02           RESULTS OF OPERATION AND FINANCIAL CONDITION

On March 11, 2009, National Semiconductor Corporation, a Delaware corporation (the “Company”), issued a news release announcing earnings for the quarter ended March 1, 2009.  The earnings news release, which has been attached as Exhibit 99.1, contains unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows that are presented in accordance with United States generally accepted accounting principles, or GAAP.  The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 2.05           COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On March 10, 2009, the Company’s Board of Directors approved the commencement of actions to align expenses with current and projected revenues.  As a result, the Company will reduce the size of its global workforce by approximately 850 in areas such as product lines, sales and marketing, manufacturing and support functions. The majority of these affected employees will depart before the end of the fourth quarter of fiscal 2009.  In addition, the Company intends to further reduce headcount by approximately 875 over the next 12-24 months through the eventual closure of the Company’s wafer fabrication facility in Arlington, Texas and the Company’s assembly and test plant in Suzhou, China.  As a result of these actions, the Company expects to incur total charges of approximately $160 million to $180 million, primarily for severance, asset impairment and other exit-related costs, of which $130 million to $145 million are expected to be recorded in the fourth quarter of fiscal 2009. Severance costs will primarily be incurred in the fourth quarter of fiscal 2009 upon notification of all affected employees and are expected to be approximately $65 million to $70 million; substantially all of these severance costs will consist of cash expenditures. Charges related to asset write offs are expected to be approximately $63 million to $70 million. Other exit-related costs relate to closure and transfer activities which are expected to be $32 million to $40 million, substantially all of these other exit-related costs are expected to result in cash expenditures.

Item 2.06           MATERIAL IMPAIRMENTS

On March 11, 2009, the Company reported that it had commenced actions to align expenses with current and projected revenues.  As a result, the Company will reduce the size of its global workforce by approximately 850 in areas such as product lines, sales and marketing, manufacturing and support functions.  In addition, the Company intends to further reduce headcount by approximately 875 over the next 12-24 months through the eventual closure of the Company’s wafer fabrication facility in Arlington, Texas and the Company’s assembly and test plant in Suzhou, China.  As a result, the Company expects to incur charges related to asset write offs of approximately $63 million to $70 million and closure and transfer activities of approximately $32 million to $40 million.

Item 5.02           DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 11, 2009 the Compensation Committee of the Board of Directors approved an arrangement temporarily reducing the base salaries of each of the Company’s executive officers during the fourth quarter fiscal 2009 and first quarter fiscal 2010.  As a result, the gross bi-weekly salary of Messrs. Halla and Macleod will be reduced during that period by 25% and 15%, respectively, and that of each other executive officer by 10%.

Item 8.01           OTHER EVENTS

On March 11, 2009, the Company also announced in its news release that on March 10, 2009, its Board of Directors had declared a dividend of $.08 per outstanding share of Company common stock.  The dividend will be paid on April 14, 2009 to Company shareholders of record as of the close of business on March 23, 2009.

Item 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description of Exhibit

99.1	News Release dated March 11, 2009 issued by National Semiconductor Corporation* (Earnings)

*This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

This report contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Except for historical information contained therein, the matters set forth in this report, including management’s expectations regarding future performance, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements.  Potential risks and uncertainties include, but are not restricted to, such factors as new orders received and shipped during the quarter, the degree of factory utilization, the timing of certain activities and the costs to be incurred in conducting certain activities.  Other risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2008 under the captions “Outlook,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained therein and in the Quarterly Report on Form 10-Q for the Quarter ended November 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL SEMICONDUCTOR CORPORATION

Dated: March 11, 2009	//S// Jamie E. Samath
Jamie E. Samath Corporate Controller Signing on behalf of the registrant and as principal accounting officer